Marathon Petroleum Corp. Reports Third-Quarter 2017 Results

•	Reported third-quarter earnings of $903 million, or $1.77 per diluted share

•	Achieved strong refining throughput in the third quarter despite Gulf Coast hurricanes

•	Reported record Midstream segment results, primarily driven by MPLX

•	Continued execution of strategic actions, including completion of Speedway evaluation and dropdown of joint-interest ownership in certain assets to MPLX for $1.05 billion

•	Offered remaining dropdown to MPLX; evaluation underway

•	Returned $654 million of capital to shareholders, including $452 million in share repurchases

FINDLAY, Ohio, Oct. 26, 2017 – Marathon Petroleum Corp. (NYSE: MPC) today reported 2017 third-quarter earnings of $903 million, or $1.77 per diluted share. This compares with $145 million, or $0.27 per diluted share, in the third quarter of 2016.

“All segments of the business reported strong results in the quarter, highlighting the earnings power of our integrated model,” said Gary R. Heminger, chairman and chief executive officer. “We operated very well and were able to capture strong crack spreads. I am particularly proud of our dedicated employees for operating our facilities safely and reliably to meet the needs of our customers and the market under extremely challenging weather conditions during the recent hurricanes.

“In addition to our continued focus on driving strong operational and financial results, MPC is delivering on the strategic actions designed to further enhance shareholder value over the long term,” Heminger added.

Since the beginning of the year, MPC has contributed assets, including the third-quarter dropdown transaction, to MPLX LP (NYSE: MPLX) with a combined transaction value of $3.065 billion, resulting in consideration of $1.7 billion in after-tax cash proceeds and 32 million MPLX units. The company used a substantial portion of after-tax cash proceeds from the dropdowns to return $2.2 billion of capital to shareholders via dividends and share repurchases year-to-date. As a continuing demonstration of this commitment to create long-term value for shareholders, the company expects to repurchase at least $550 million of its shares in the fourth quarter.

Also as part of the strategic actions, a full and thorough review of Speedway has been completed. The company’s board of directors, based on the recommendation from its independent special committee, was unanimous in its conclusion that the greatest long-term value for shareholders is optimized with Speedway remaining a fully integrated business within MPC.

Continuing with the execution of its strategic actions, the company has offered the remaining identified dropdown to MPLX and the offer is currently under review by the conflicts committee of the MPLX board of directors. The dropdown includes refining logistics assets and fuels distribution services, with total projected annual earnings before interest, taxes, depreciation and amortization (EBITDA) of $1 billion. The transaction is expected to close in the first quarter of 2018. Further return of capital to shareholders is planned with the after-tax cash proceeds from the remaining dropdown, consistent with maintaining MPC's current investment grade credit profile. MPC also expects to exchange its general partner (GP) economic interests in MPLX for newly issued MPLX common units in conjunction with the closing of the dropdown. This exchange will provide a clear valuation of MPC’s GP interest and is expected to reduce MPLX’s cost of capital for the long term.

MPC's Midstream segment, which largely reflects the results of MPLX, reported record financial results in the quarter, contributing $355 million in segment income from operations. The increase over the third quarter of last year was primarily due to record gathered, processed and fractionated volumes.

“MPLX delivered another exceptional quarter, continuing its track record of operational excellence and strong financial results,” Heminger said. “With visibility to strong growth opportunities through a robust portfolio of organic projects and strong distribution coverage, MPLX is well-positioned to be a significant source of long-term value for our investors, which will be further enhanced once the exchange of MPC’s GP economic interests is complete.”

MPLX continues to build on its strong footprint in the Marcellus, Permian and STACK shale plays. Total Northeast processing capacity has increased to approximately 5.8 billion cubic feet per day (cfd), up 400 million cfd, an increase of 7 percent, since the beginning of the year. Additionally, the partnership expects to add approximately 1.5 billion cfd of processing capacity, an increase of 19 percent, in 2018. Approximately 1.2 billion cfd of that increased capacity is in the Northeast, and approximately 300 million cfd is in the Southwest.

On the retail side, Speedway reported strong third-quarter segment income from operations of $209 million. Results were driven by solid light product and merchandise gross margins. Speedway’s new joint venture with Pilot Flying J also favorably impacted the quarter.

“Speedway continues to deliver top-tier operational and financial performance and has significant opportunities for growth over the long term,” Heminger said. “This performance, and its contribution to MPC, is further validation of Speedway's importance to our integrated model and its ability to generate substantial returns for our shareholders. We will continue to focus resources and capital to Speedway to drive additional value over the long term.”

The Refining & Marketing segment reported third-quarter segment income from operations of $1.097 billion, an $845 million increase from the third quarter of 2016. Results were largely driven by higher LLS-based blended crack spreads and the ability to maintain high utilization rates, with refinery throughputs exceeding 2 million barrels per day. Multiple refinery production records, including record crude throughput during the month of August, were achieved during the quarter in spite of the hurricanes in the Gulf Coast. These benefits were partially offset by less favorable product price realizations versus benchmark spot prices.

“We are encouraged by improving market fundamentals and prospects for a more balanced supply-and-demand environment going forward,” Heminger said. “With our fully integrated and flexible system, strategically located assets that provide excellent optionality, and a focus on operational excellence, we believe we have a sustainable long-term competitive advantage that drives real value for shareholders over the long term. We also believe the execution of the final steps in our strategic actions will be important sources of value and cash flow, further supporting MPC’s long-term value proposition for investors.”

Segment Results

Total income from operations was $1.58 billion in the third quarter of 2017, compared with $435 million in the third quarter of 2016.

	Three Months Ended September 30
(In millions)	2017	2016
Income from Operations by Segment
Refining & Marketing(a)	$1,097	$252
Speedway	209	209
Midstream(a)	355	310
Items not allocated to segments:
Corporate and other unallocated items(a)	(86)	(65)
Pension settlement expenses	(1)	(4)
Litigation	—	—
Impairments	2	(267)
Income from operations	$1,576	$435

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates, these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

Refining & Marketing
Refining & Marketing (R&M) segment income from operations was $1.1 billion in the third quarter of 2017, compared with $252 million in the same quarter of 2016. The increase in the segment results for the third-quarter 2017 from the third-quarter of 2016 was primarily a result of a $3.47 per barrel increase in the R&M gross margin. This favorable effect was due to significantly higher blended LLS-based crack spreads partially offset by less favorable product price realizations as compared to spot market reference prices. The U.S. Gulf Coast (USGC) and Chicago LLS blended 6-3-2-1 crack spread increased to $12.69 per barrel in the third quarter of 2017 from $8.08 per barrel in the third quarter of 2016, primarily due to an increase in the USGC crack spread. Refinery throughputs exceeded 2 million barrels per day in the third quarter of 2017 and crude oil capacity utilization was 102 percent for the third quarter of 2017 as compared to 100 percent for the third quarter of 2016.

Speedway
Speedway segment income from operations was $209 million in both the third quarter of 2017 and the third quarter of 2016. The comparable third-quarter-to-third-quarter segment results reflect the benefits of Speedway’s new joint venture with Pilot Flying J and reduced operating expenses, offset by lower light product gross margin, primarily driven by lower sales volume, and lower merchandise gross margin. Speedway’s new joint venture with Pilot Flying J commenced operations in the fourth quarter of 2016. Speedway’s light product margin was 17.72 cents per gallon in the third quarter of 2017 compared with 17.73 cents per gallon in the third quarter of 2016.

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX, was $355 million in the third quarter of 2017, compared with $310 million for the third quarter of 2016. The increase was primarily due to record gathered, processed and fractionated volumes at MPLX.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $86 million in the third quarter of 2017 were $21 million higher than the third quarter of 2016, largely due to higher corporate expenses and an increase in employee benefit expenses.

Impairments in the third quarter of 2016 included a non-cash charge of $267 million related to the impairment of MPC's equity investment in the canceled Sandpiper Pipeline project.

Strong Financial Position and Liquidity

On Sept. 30, 2017, the company had $2.1 billion of cash and cash equivalents, excluding MPLX’s cash and cash equivalents of $3 million, $2.5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and full availability under its $750 million trade receivables securitization facility. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 9 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-888-989-4720 (confirmation number 4852094) or by visiting MPC’s website at
http://www.marathonpetroleum.com and clicking on the “2017 Third-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Nov. 9. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 20 states and the District of Columbia. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s second-largest convenience store chain, with approximately 2,730 convenience stores in 21 states. MPC owns, leases or has ownership interests in approximately 10,800 miles of crude oil and light product pipelines. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. Through MPLX, MPC has ownership interests in gathering and processing facilities with approximately 5.9 billion cubic feet per day of gathering capacity, 8 billion cubic feet per day of natural gas processing capacity and 570,000 barrels per day of fractionation capacity. MPC’s fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company’s distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071

Denice Myers (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC“) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives and our value creation plans. You can identify forward-looking statements by words such as “anticipate,” “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; our ability to generate sufficient income and cash flow to effect the intended share repurchases, including within the expected timeframe; our ability to manage disruptions in credit markets or changes to our credit rating; the potential impact on our share price if we are unable to effect the intended share repurchases; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown and/or the general partner economic interests; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; the impact of adverse market conditions affecting MPC’s and MPLX’s midstream businesses; modifications to MPLX earnings and distribution growth objectives, and other risks described below with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown and/or the general partner economic interests; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt to fund anticipated dropdowns on commercially reasonable terms, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2017	2016	2017	2016
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$19,053	$16,616	$53,220	$46,179
Sales to related parties	157	2	458	5
Income (loss) from equity method investments	84	(208)	224	(236)
Net gain on disposal of assets	—	1	12	26
Other income	92	49	219	106
Total revenues and other income	19,386	16,460	54,133	46,080
Costs and expenses:
Cost of revenues (excludes items below)	14,605	12,944	41,913	35,475
Purchases from related parties	148	128	420	359
Inventory market valuation adjustment	—	—	—	(370)
Consumer excise taxes	2,012	1,914	5,751	5,633
Impairment expense	—	—	—	130
Depreciation and amortization	517	507	1,574	1,497
Selling, general and administrative expenses	412	420	1,286	1,199
Other taxes	116	112	339	332
Total costs and expenses	17,810	16,025	51,283	44,255
Income from operations	1,576	435	2,850	1,825
Net interest and other financial income (costs)	(157)	(141)	(465)	(420)
Income before income taxes	1,419	294	2,385	1,405
Provision for income taxes	415	75	706	481
Net income	1,004	219	1,679	924
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	49	25
Noncontrolling interests	85	58	214	(48)
Net income attributable to MPC	$903	$145	$1,416	$947

Per-share data
Basic:
Net income attributable to MPC per share	$1.79	$0.28	$2.75	$1.79
Weighted average shares:	504	527	514	528
Diluted:
Net income attributable to MPC per share	$1.77	$0.27	$2.73	$1.78
Weighted average shares:	508	530	518	531
Dividends paid	$0.40	$0.36	$1.12	$1.00

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2017	2016	2017	2016
Income from Operations by segment
Refining & Marketing(a)(b)	$1,097	$252	$1,589	$1,191
Speedway(b)	209	209	583	569
Midstream(a)	355	310	996	752
Items not allocated to segments:
Corporate and other unallocated items(a)	(86)	(65)	(251)	(194)
Pension settlement expenses	(1)	(4)	(2)	(7)
Litigation	—	—	(86)	—
Impairments(c)	2	(267)	21	(486)
Income from operations	1,576	435	2,850	1,825
Net interest and other financial income (costs)	(157)	(141)	(465)	(420)
Income before income taxes	1,419	294	2,385	1,405
Provision for income taxes	415	75	706	481
Net income	1,004	219	1,679	924
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	49	25
Noncontrolling interests	85	58	214	(48)
Net income attributable to MPC	$903	$145	$1,416	$947

Capital Expenditures and Investments
Refining & Marketing	$198	$251	$570	$756
Speedway	108	71	221	191
Midstream(d)	453	410	2,017	1,179
Corporate and Other(e)	32	29	92	106
Total	$791	$761	$2,900	$2,232

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates, these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(b)
Includes non-cash LCM inventory valuation benefit of $370 million for the nine months ended September 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $345 million and $25 million, respectively, for the nine months ended September 30, 2016.

(c)
The three and nine months ended September 30, 2017, includes MPC's share of gains related to the sale of assets remaining from the Sandpiper pipeline project. The three and nine months ended September 30, 2016, includes impairments of equity method investments. The nine months ended September 30, 2016, also includes an impairment of goodwill.

(d)	Includes $220 million for the acquisition of the Ozark pipeline and an investment of $500 million in MarEn Bakken related to the Bakken Pipeline system in the nine months ended September 30, 2017.

(e)	Includes capitalized interest of $13 million, $15 million, $39 million and $47 million respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,357	2,316	2,272	2,274
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,357	2,307	2,263	2,265
R&M gross margin (dollars per barrel)(c)	$14.14	$10.67	$12.42	$11.11
Crude oil capacity utilization (percent)(d)	102	100	96	95
Refinery throughputs (mbpd):(e)
Crude oil refined	1,845	1,791	1,741	1,708
Other charge and blendstocks	172	135	176	156
Total	2,017	1,926	1,917	1,864
Sour crude oil throughput (percent)	57	59	61	60
WTI-priced crude oil throughput (percent)	23	20	20	20
Refined product yields (mbpd):(e)
Gasoline	939	907	910	908
Distillates	673	647	627	616
Propane	38	38	35	35
Feedstocks and special products	298	253	285	245
Heavy fuel oil	45	43	36	36
Asphalt	67	70	64	58
Total	2,060	1,958	1,957	1,898
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.20	$1.62	$1.69	$1.72
Depreciation and amortization	1.34	1.42	1.44	1.46
Other manufacturing(g)	3.83	4.01	4.10	4.03
Total	$6.37	$7.05	$7.23	$7.21
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(h)
Crude oil refined	1,123	1,073	1,041	1,057
Other charge and blendstocks	217	185	219	199
Total	1,340	1,258	1,260	1,256
Sour crude oil throughput (percent)	69	72	75	73
WTI-priced crude oil throughput (percent)	14	8	10	7
Refined product yields (mbpd):(h)
Gasoline	538	511	525	530
Distillates	438	411	393	407
Propane	25	27	25	26
Feedstocks and special products	326	289	310	283
Heavy fuel oil	31	30	24	24
Asphalt	19	17	17	15
Total	1,377	1,285	1,294	1,285
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$0.90	$2.05	$1.86	$1.87
Depreciation and amortization	1.05	1.14	1.15	1.13
Other manufacturing(g)	3.52	3.70	3.81	3.62
Total	$5.47	$6.89	$6.82	$6.62

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(h)
Crude oil refined	722	718	700	651
Other charge and blendstocks	35	39	31	37
Total	757	757	731	688
Sour crude oil throughput (percent)	38	39	41	39
WTI-priced crude oil throughput (percent)	38	39	34	41
Refined product yields (mbpd):(h)
Gasoline	401	396	385	378
Distillates	235	236	234	209
Propane	14	13	11	11
Feedstocks and special products	50	51	47	40
Heavy fuel oil	15	13	13	12
Asphalt	48	53	47	43
Total	763	762	737	693
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.60	$0.72	$1.22	$1.26
Depreciation and amortization	1.72	1.72	1.80	1.90
Other manufacturing(g)	3.96	4.04	4.19	4.29
Total	$7.28	$6.48	$7.21	$7.45
Speedway Operating Statistics(i)
Convenience stores at period-end	2,734	2,773
Gasoline and distillate sales (millions of gallons)	1,464	1,575	4,332	4,605
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1772	$0.1773	$0.1727	$0.1668
Merchandise sales (in millions)	$1,295	$1,338	$3,693	$3,777
Merchandise gross margin (in millions)	$374	$386	$1,065	$1,085
Merchandise gross margin percent	28.9%	28.9%	28.8%	28.7%
Same store gasoline sales volume (period over period)	(3.1)%	(0.6)%	(1.6)%	0.2%
Same store merchandise sales (period over period)(k)	0.3%	4.0%	1.5%	3.0%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	3,562	3,113	3,299	2,953
Terminal throughput (mbpd)(m)	1,496	1,517	1,470	1,510
Gathering system throughput (million cubic feet per day)(n)	3,729	3,306	3,415	3,313
Natural gas processed (million cubic feet per day)(n)	6,581	5,906	6,336	5,691
C2 (ethane) + NGLs fractionated (mbpd)(n)	397	348	384	330

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)
Excludes LCM inventory valuation adjustments. Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Comparable prior period information for gross margin has been recast in connection with the contribution of certain pipeline assets to MPLX on March 1, 2017.

(d)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(e)	Excludes inter-refinery volumes of 80 mbpd and 89 mbpd for third quarter 2017 and 2016, respectively and 74 mbpd and 80 mbpd for the nine months ended September 30, 2017, and 2016, respectively.

(f)	Per barrel of total refinery throughputs.

(g)	Includes utilities, labor, routine maintenance and other operating costs.

(h)	Includes inter-refinery transfer volumes.

(i)
Third quarter and year-to-date 2017 operating statistics do not reflect any information for the 41 travel centers contributed to PFJ Southeast, whereas they are reflected in the third quarter and year-to-date 2016 operating statistics.

(j)
Excludes LCM inventory valuation adjustments. The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes.

(l)	Includes common-carrier pipelines and private pipelines contributed to MPLX, excluding equity method investments.

(m)	Includes the results of the terminal assets contributed to MPLX from the date the assets became a business, April 1, 2016.

(n)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2017	2016	2017	2016
Segment EBITDA(a)
Refining & Marketing(b)(c)	$1,363	$519	$2,394	$1,992
Speedway(c)	277	280	780	772
Midstream(b)	524	465	1,524	1,200
Total Segment EBITDA(a)	2,164	1,264	4,698	3,964
Total segment depreciation & amortization	(503)	(493)	(1,530)	(1,452)
Items not allocated to segments(b)(d)	(85)	(336)	(318)	(687)
Income from operations	1,576	435	2,850	1,825
Net interest and other financial income (costs)	(157)	(141)	(465)	(420)
Income before income taxes	1,419	294	2,385	1,405
Income tax provision	415	75	706	481
Net income	1,004	219	1,679	924
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	16	49	25
Noncontrolling interests	85	58	214	(48)
Net income attributable to MPC	$903	$145	$1,416	$947

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates, these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(c)
Includes non-cash LCM inventory valuation benefit of $370 million for the nine months ended September 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $345 million and $25 million, respectively, for the nine months ended September 30, 2016.

(d)
The three months ended September 30, 2017, includes MPC's share of gains related to the sale of assets remaining from the Sandpiper pipeline project of $2 million. The nine months ended September 30, 2017, includes charges for estimated losses of $86 million related to litigation and MPC's share of gains related to the sale of assets from the Sandpiper pipeline project of $21 million. The three and nine months ended September 30, 2016, includes impairment charges of $267 million and $486 million, respectively.

Select Financial Data (Unaudited)

(In millions)	September 30 2017	June 30 2017
Cash and cash equivalents	$2,088	$1,450
MPLX debt	6,849	6,667
Total consolidated debt	12,782	12,606
Redeemable noncontrolling interest	1,000	1,000
Equity	19,802	19,564
Debt-to-total-capital ratio (percent)	38	38
Shares outstanding	498	506

Cash provided from operations (quarter ended)	$1,901	$849